OFFER TO LEASE

Agreement made this 6th **Day of October, 2005**

BETWEEN	**KMA GLOBAL SOLUTIONS** (hereinafter referred to as the "Lessee") Phone (905) 568-5220
LESSOR	**KAVCIC INVESTMENTS LTD.** (hereinafter referred to as the "Lessor") Phone (905) 274-8730
LOCATION	**# 5570 Kennedy Rd.** Mississauga, Ontario
PREMISES	The Lessee hereby offers to lease approximately **11,530** sq. ft. of rent able space.
TERM	The term of the Lease shall be for a period of three **(3)** years from the first **(1st) day of November, 2005** (the "Commencement Date") to the thirty first **(31st) day of October, 2008.**
NET RENT	The Lessee agrees to pay the following Net Rent for the premises:

Year 1:	$6.50 per sq. ft.
Year 2:	$6.50 per sq. ft.
Year 3:	$6.50 per sq. ft.
Year 4:	$ N/A per sq. ft.
Year 5:	$ N/A per sq. ft.

"Net Rent" and "Add on Rent" shall be payable on the first day of each and every month of the said term.

The common area maintenance expenses for the calendar year 2004 were $3.50 per. sq. ft.

ADDITIONAL RENT	It is understood and agreed that the rental set forth above shall be net to the Lessor, and that the Lessee shall be responsible for and pay for any and all costs, charges,expenses or outlays of any nature or kind whatsoever arising from or relating to the premises, the contents thereof, or the business carried on, including such as may be incurred by or paid for by the Lessor on the Lessee's behalf and without limiting the generality of the foregoing to include:
	A) Lessee's proportionate share of all general or special real estate and other taxes (other than Lessor's income taxes and business taxes),rates,levies and assessments imposed upon or in respect to the building, including its common areas and facilities.
	B) Lessee's proportionate share of all costs and expenses incurred by the Lessor in connection with the operation, maintenance, repair (excepting capital expenditure), administration and insurance.
	The Additional Rentals will be estimated and prorated by Lessor in the direct ratio that the gross rent able area of the premises bears to the gross rent able area of the building, excluding the storage areas. Such additional rentals shall be paid by the Lessee to the Lessor monthly in advance throughout the term of the lease and shall be adjusted annually following the end of each lease year or Lessor's fiscal year at the Lessor's option.
DEPOSIT	The Lessee shall deliver within 48 hours of acceptance of this "Offer to Lease" a cheque in the amount of : **$4,640.06** Last month's Rent ($6,245.42) ",Add on Rent" ($3,362.92) and G.S.T. ($672.58) = $10,280.92 less $5,640.86 deposit on Unit "A" December 7, 2000 or $4,640.06.
RIGHT TO RENEW	The Lessee shall have the right to renew its lease for further period of two (2) years under the same terms and conditions, save as to further rights of renewal and save as to the rental rate which shall be at the then current rate for similar premises, to be determined by mutual agreement or arbitration.
LEASEHOLD	The Landlord agrees to demolish (remove) kitchen, washroom, office, boardroom and part of common office area at his expense (See attached plan).

Lessee agrees to allow the Landlord the use of mezzanine for storage of building materials.

SIGNAGE	The Lessor shall provide and install at its sole expense plexiglas signage plaque, however, the Lessee will be responsible for having their name painted on the Plexiglas sign provided.
WARRANTIES	The building will be maintained and operated in a first class professional manner. All mechanical, electrical and other building systems and all required repairs will be performed promptly and efficiently within a reasonable period of time from the report of damages or breakdown which may occur.
IRREVOCABLE	This offer to Lease was accepted by both parties September 19, 2005.
DATED	At Mississauga this 6 day of October, 2005

Laura Wilke

Lessee's Signature
KMA Global Solutions.

[signature]

Lessor's Signature
Kavcic Investments Ltd..